SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                           Endocardial Solutions, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   292962 10 7
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                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         CUSIP No. 292962 10 7
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   1) Names of Reporting Persons I.R.S. Identification Nos. of Above
      Persons (entities only)
                 Interactive Research Advisers, Inc.
      ---------------------------------------------------------------
                        EIN:  77-0449623
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   2) Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
                ---------------------------------------------------------------
           (b)
                ---------------------------------------------------------------

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   3) SEC Use Only
                           ----------------------------------------------------
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   4) Citizenship or Place of Organization        California
                                              ---------------------------------
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Number of           (5)  Sole Voting Power                 527,500
Shares Bene-                                            -----------------------
  ficially     ----------------------------------------------------------------
Owned by            (6)  Shared Voting Power               0
Each Report-                                            -----------------------
  ing Person   ----------------------------------------------------------------
With

                    (7)  Sole Dispositive Power            527,500
                                                        -----------------------
               ----------------------------------------------------------------
                    (8)  Shared Dispositive Power          0
                                                        -----------------------
--------------------------------------------------------------------------------
          9) Aggregate Amount Beneficially Owned by Each
             Reporting Person                               527,500
                              -------------------------------------------------
--------------------------------------------------------------------------------
         10) Check if the Aggregate Amount in Row (9) Excludes Certain
             Shares
                    ---------------------------------
             (See Instructions)
                                -----------------------------------------------
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         11) Percent of Class Represented by Amount in Row 9          5.9%
                                                              -----------------
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         12) Type of Reporting Person (See Instructions)          IA
                                                            -------------------
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                                    Item 1(a)

Name of Issuer:          Endocardial Solutions, Inc
                  -------------------------------------------------------------

                                    Item 1(b)

Address of Issuer's Principal Executive Offices:      1350 Energy Lane
                                                      -------------------------
                                  Suite 110, St. Paul, Minnesota 55108
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                                    Item 2(a)
Name of Person Filing:        Interactive Research Advisers, Inc.
                         ------------------------------------------------------

                                    Item 2(b)

Address of Principal Business Office or, if none, Residence:     101 Park
                                                              -----------------
         Center Plaza, #1300 San Jose, California 95113
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                                    Item 2(c)

Citizenship:        California
              -----------------------------------------------------------------

                                    Item 2(d)

Title of Class of Securities:       Common Stock
                                -----------------------------------------------

                                    Item 2(e)

CUSIP Number:                  292962 10 7
               ----------------------------------------------------------------

                                     Item 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act
        (b) [ ] Bank as defined in section 3(a)(6) of the Act
        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
        (d) [ ] Investment Company registered under section 8 of the Investment Company Act
        (e) [X] Investment Adviser registered under section 203 of the Investment Advisory Act of 1940
        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see ss.240.13d-1(b)(1)(ii)(F)
        (g) [ ] Parent Holding Company, in accordance withss.240.13d-1(b)(ii)(G) (Note: See Item 7)
        (h) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(H)

                                     Item 4
Ownership

        (a)        Amount Beneficially Owned:
                          527,500 share
            -------------------------------------------------------------------

        (b)        Percent of Class:
                          5.9%
            -------------------------------------------------------------------

        (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote      527,500
                                                               ----------------
             (ii)  shared power to vote or to direct the vote    0
                                                               ----------------
             (iii) sole power to dispose or to direct the        527,500
                   disposition of                              ----------------

             (iv)  shared power to dispose or to direct the      0
                   disposition of                              ----------------

                                     Item 5

Ownership of Five Percent or Less of a Class.

                                Inapplicable

                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person.

                                Inapplicable

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                Inapplicable

                                     Item 8

Identification and Classification of Members of the Group.

                                Inapplicable

                                     Item 9
Notice of Dissolution of Group.

                                Inapplicable

                                     Item 10
Certification.

        The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   February 12, 1999
-----------------------------
Date

  /s/ Kevin M. Landis
-----------------------------
Signature

  Kevin M. Landis, President
-----------------------------
Name/Title

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
                              (See 18 U.S.C. 1001).